Exhibit 99.2

Crown LNG Holdings Ltd

3rd Floor, 44 Esplanade

St Helier

Jersey

JE4 9WG

Tel: +47 980 25 359

January 18, 2024

Division of Corporation Finance

Office of Energy & Transportation

U.S. SECURITIES AND EXCHANGE COMMISSION

100 F Street, N.E.

Washington, DC 20549

RE:	Crown LNG Holdings Ltd

Registration Statement on Form F-4

Filed October 2, 2023

File No. 333-274832

Crown LNG Holdings, Ltd., a foreign private issuer incorporated under the laws of Jersey, Channel Islands (the “Company” or “Crown”), is making this representation in connection with the Company’s filing on the date hereof of its registration statement on Form F-4, as amended (the “Registration Statement”) relating to the transactions contemplated by the Business Combination Agreement, dated August 3, 2023 and as amended on October 2, 2023, by and among (i) the Company, (ii) Catcha Investment Corp, a Cayman Island exempted company limited by shares, (iii) CGT Merge II Limited, a Cayman Islands exempted company limited by shares, and (iv) Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway.

The Company has included in the Registration Statement the audited consolidated financial statements as of December 31, 2021 and 2022 and for each of the two years ended December 31, 2021 and 2022.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the audited financial statements included in the registration statement shall be as of a date not older than 12 months from the time the document is filed. However, Instruction 2 to Item 8.A.4. provides an exception if the representations set forth therein are made. The Company is providing this representation letter pursuant to such Instruction 2 to Item 8.A.4, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1.

The Company is not currently a public reporting company in any jurisdiction and is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing the Registration Statement.

2.

Compliance with the requirement in Item 8.A.4 of Form 20-F that the audited financial statements must be as of a date not older than 12 months at the date of filing the registration statement is impracticable and involves undue hardship for the Company.

3.	At the time the Registration Statement is declared effective, the Company will have audited financial statements not older than fifteen months.

The Company is filing this representation as an exhibit to the Registration Statement on Form F-4 pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Crown LNG Holdings Ltd

By:	/s/ Jørn Husemoen
Name:	Jørn Husemoen
Title:	Director